Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated January 8, 2010 to Pricing Supplements No. 32, 33, 34, 35 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between December 8, 2009 and January 6, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$10,000,000	77.998%	$7,799,800	January 7, 2010
$3,000,000	75.344%	$2,260,320	December 24, 2009
$2,000,000	75.950%	$1,519,000	December 11, 2009
$10,000,000	76.000%	$7,600,000	December 11, 2009

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between December 8, 2009 and January 6, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	79.067%	$2,372,010	January 8, 2010
$5,000,000	78.996%	$3,949,800	January 7, 2010
$2,000,000	78.004%	$1,560,080	December 23, 2009
$2,000,000	77.957%	$1,559,140	December 17, 2009
$5,000,000	78.000%	$3,900,000	December 11, 2009

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances occurred between December 8, 2009 and January 6, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	96.043%	$960,430	December 18, 2009

Linked to the Rogers International Commodity Index®

—Energy Total ReturnSM

Due October 24, 2022

The following issuances occurred between December 8, 2009 and January 6, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	59.699%	$1,193,980	December 29, 2009

Linked to the MLCX Grains Index®

—Total ReturnSM

Due February 13, 2023

The following issuances occurred between December 8, 2009 and January 6, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,000,000	56.731%	$2,269,240	December 18, 2009

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$49,000,000	74.763%	$36,943,800	$2,634.09 (1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $11,411.71 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $8,777.62 remains available for future offerings for such pricing supplements described above.